BCE

Computershare

Computershare Trust Company of Canada
9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
Telephone: 1 800 561-0934
514-982-7555
BCE@computershare.com

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C 1234567890 J N T

W9 CERTIFIED: Y/N

BCE INC. - LETTER OF TRANSMITTAL

TO : COMPUTERSHARE INVESTOR SERVICES INC. ("Computershare")

The undersigned hereby represents and warrants that: (i) the undersigned is the registered holder of each deposited cumulative redeemable first preferred share (the **"preferred shares"**) of BCE Inc. ("BCE"); (ii) such share certificate(s) delivered herewith are owned by the undersigned free and clear of any hypothecations, mortgages, liens, charges, security interests, and adverse rights or claims; (iii) the undersigned has full power and authority to execute and deliver this Letter of Transmittal; and (iv) the undersigned has full power and authority to deposit, sell, assign, transfer and deliver the deposited preferred shares.

The share certificates are hereby surrendered to Computershare in connection with the statutory arrangement under Section 192 of the *Canada Business Corporations Act* (the **"Arrangement"**) of BCE involving, among other things, the acquisition by BCE Acquisition Inc. (the **"Purchaser"**), a corporation organized by an investor group led by Teachers' Private Capital, the private investment arm of the Ontario Teachers' Pension Plan Board, and affiliates of Providence Equity Partners Inc., Madison Dearborn Partners, LLC and Merrill Lynch Global Private Equity of all outstanding shares of BCE pursuant to a definitive agreement made as of June 29, 2007 between BCE and the Purchaser, as amended on July 12, 2007 and on July 4, 2008. **The effective date of the Arrangement (the "Effective Date") is sheduled to occur on December 11, 2008, subject to satisfaction or waiver of all conditions to the closing of the Arrangement.**

As soon as practicable after the Effective Date, by surrendering the preferred share certificates representing the preferred shares held by the undersigned together with this duly completed and executed Letter of Transmittal and such additional documents and instruments as Computershare may reasonably require, the undersigned will be entitled to receive in exchange therefor, and Computershare will deliver to the undersigned, a cheque issued by Computershare representing cash consideration (subject to applicable withholding) per series of preferred share, which such holder has the right to receive under the Arrangement, of:

Security	Amount Per Share
First Preferred Shares	
Series R	$25.65*
Series S	$25.50*
Series T	$25.77*
Series Y	$25.50*
Series Z	$25.25*
Series AA	$25.76*
Series AB	$25.50*
Series AC	$25.76*
Series AD	$25.50*
Series AE	$25.50*
Series AF	$25.41*
Series AG	$25.56*
Series AH	$25.50*
Series AI	$25.87*

*Together with accrued but unpaid dividends to the Effective Date.

In accordance with the Arrangement, as of the effective time of the Arrangement, the undersigned will cease to be the holder of preferred shares of BCE and will cease to have any rights as a holder of such preferred shares, other than the right to be paid such cash consideration.

Currency: Unless otherwise indicated, references herein to "$" or to "dollars" are to Canadian dollars. Payment of the consideration set out above will be made in U.S. dollar to U.S. shareholders, based on the rate of exchange at the time of payment unless you elect to receive payment in Canadian dollars by completing Box A on the reverse of this form.

Lost Certificates: If a Share Certificate has been lost or destroyed, this Letter of Transmittal should be completed as fully as possible and forwarded to Computershare together with a letter describing the loss. Computershare will respond with the replacement requirements.

Computershare, your broker, or other financial advisor can assist you in completing this Letter of Transmittal (see back page of this Letter of Transmittal for addresses and telephone numbers). Shareholders whose preferred shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee.

Please read the Notice of Special Shareholder Meeting and Management Proxy Circular dated August 7, 2007 and the instructions set out below and the instructions contained in the letter of instructions received with this Letter of Transmittal carefully before completing this Letter of Transmittal. If Shares are registered in different names, a separate Letter of Transmittal must be submitted for each different registered owner. See the letter of instruction received with this Letter of Transmittal.

The undersigned hereby deposits with you, the enclosed certificate(s) representing BCE preferred shares, details of which are as follows:

PREFERRED SHARES				
Series	Certificate Number(s)	**Name in which Registered** (Please fill in exactly as name(s) appear(s) on certificate(s))	Number of Preferred Shares Represented by Certificate	Number of BCE Preferred shares Deposited with this Letter of Transmittal
		TOTAL		

NOTE: If the space on this Letter of Transmittal is insufficient, please attach a separate schedule to this Letter of Transmittal.

BOX A – CURRENCY ELECTION

Mark an "X" in the box if you wish to receive payment in Canadian dollars: ☐

2. Signatures: Please sign and date this form. All registered holders must sign exactly as their name(s) appear(s) on the certificates representing their preferred shares.

Signature of Owner

Signature of Co-Owner (if more than one registered holder)

MM / DD / YY

Date

INSTRUCTIONS:

1. Each registered shareholder holding preferred share certificate(s) of BCE must deliver this Letter of Transmittal, duly completed and signed, together with the original share certificate(s) representing the preferred shares held by such registered shareholder, to Computershare at one of the addresses listed below. The method of delivery to Computershare is at the option and risk of the shareholder, but if mail is used, **registered mail with return receipt requested, and with the proper insurance obtained, is recommended**. Computershare will not consider the requisite documents received until they are physically received by Computershare.
2. If this Letter of Transmittal is signed by a person other than the registered owner(s) of the accompanying original certificate(s), or if a cheque is to be issued to a person other than the registered owners, such deposited certificate(s) must be endorsed or be accompanied by appropriate share transfer power(s) of attorney properly completed by the registered owner(s); and the signature(s) on such endorsement or power(s) of attorney must correspond exactly to the name(s) of the registered owner(s) as registered or as appearing on the certificate(s) and must be guaranteed. Shareholders are advised to read in full Section 1(d) of the letter of instruction received with this Letter of Transmittal and to comply with the procedures stated in that section 1(d).
3. If the preferred shares are registered in different forms (e.g. "Joe Doe" and "J. Doe"), a separate Letter of Transmittal should be signed for each different registration.

Please send all certificates and other requisite documentation to the offices of Computershare as indicated below:

BY MAIL
Computershare Investor Services Inc.
PO Box 7026
31 Adelaide Street East
Toronto, ON
M5C 2V1

BY REGISTERED MAIL, HAND OR COURIER
Computershare Investor Services Inc.
100 University Avenue
9th Floor
Toronto, Ontario
M5J 2Y1

The U.S. Forwarding Agent is:

Computershare Trust Company, N.A.
Attention: Corporate Actions, CPU, Canada
250 Royall Street
Canton, MA 02021